Exhibit 10.12

AMENDMENT #1 TO THE COMMON STOCK PURCHASE

WARRANT ISSUED ON NOVEMBER 10, 2021

THIS AMENDMENT #1 to the Warrant (as defined below) (the “Amendment”) is entered into as of December 7, 2021 (the “Effective Date”), by and between GZ6G Technologies Corp., a Nevada corporation (the “Company”), and Mast Hill Fund, L.P., a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.	The Company and Holder are the parties to that certain common stock purchase warrant for the purchase of 560,000 shares of the Company’s common stock issued by the Company to the Holder on November 10, 2021 (as amended from time to time, the “Warrant”); and

B.	The Parties desire to amend the Warrant as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 2(b) of the Warrant shall be replaced in its entirety with the following:

“(b) Anti-Dilution Adjustments to Exercise Price. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or securities (including but not limited to Common Stock Equivalents) entitling any person or entity (for purposes of clarification, including but not limited to the Holder pursuant to (i) any other security of the Company currently held by Holder or issued to Holder on or after the Issuance Date or (ii) any other agreement entered into between the Company and Holder (including but not limited to the Purchase Agreement)) to acquire shares of Common Stock (upon conversion, exercise or otherwise), at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, elimination of an applicable floor price for any reason in the future (including but not limited to the passage of time or satisfaction of certain condition(s)), reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled or potentially entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price at any time while such Common Stock or Common Stock Equivalents are in existence, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance (regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price), then the Exercise Price shall be reduced at the option of the Holder and only reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued, regardless of whether the Common Stock or Common Stock Equivalents are (i) subsequently redeemed or retired by the Company after the date of the Dilutive Issuance or (ii) actually converted or exercised at such Base Share Price by the holder thereof (for the avoidance of doubt, the Holder may utilize the Base Share Price even if the Company did not actually issue shares of its common stock at the Base Share Price under the respective Common stock Equivalents). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, regardless of whether (i) the Company provides a Dilutive Issuance Notice pursuant to this Section 2(b) upon the occurrence of any Dilutive Issuance or (ii) the Holder accurately refers to the Base Share Price in the Exercise Notice, the Holder is entitled to receive the Base Share Price at all times on and after the date of such Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 2(b) with respect to an Exempt Issuance (as defined below). An “Exempt Issuance” shall mean the issuance of (a) shares of Common Stock pursuant to the Company’s registration statement on Form S-1 that was declared effective by the SEC on September 27, 2021; or (b) shares of Common Stock pursuant to the conversion or exercise of Common Stock Equivalents issued by the Company prior to the Issuance Date (so long as the terms of such Common Stock Equivalents are not amended on or after the Issuance Date).”

2. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Warrant. Except as specifically modified hereby, all of the provisions of the Warrant, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GZ6G Technologies Corp.	Mast Hill Fund, L.P.

By:	By:
Name: William Smith	Name: Patrick Hassani
Title: Chief Executive Officer	Title: Chief Investment Officer